SHARE PURCHASE AGREEMENT

THIS  AGREEMENT  made  this  18"  day  of  February  2000.

BETWEEN:

Alttech Ventures Corporation, a British Columbia company having an office at 888-1199 West Pender Street, Vancouver, British Columbia

("Alttech"  or  "AVC")

                                                               OF THE FIRST PART

AND

Lexus Capital Inc, a Nevada company, having its registered office at Bermuda Street, Las Vegas, Nevada, and it's B.C. office at 1A-3033 King George Highway, Surrey, British Columbia

("Lexus'')

                                                              OF THE SECOND PART

AND

The Shareholders of Common and Class 'A' Alttech shares set out in Schedule "A" and Schedule "B" hereto

(the  "Alttech  Members")

                                                               OF THE THIRD PART


WHEREAS:

A. The Alttech Members are, or at the Closing Date (as defined herein) will be the beneficial owners of all the issued and outstanding shares of Alttech (the "Alttech Shares"). The particulars of the names of the Alttech Members and the number of Alttech shares held or to be held by each Alttech Shareholder are set out in Schedule "A" and Schedule "B" attached hereto and forming a material part of this Agreement;

B. The Alttech Members have agreed to sell and Lexus has agreed to purchase all of the Alttech Shares; and


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
C. The parties wish to record their agreement relating to the sale by the Alttech Members and the purchase by Lexus of the Alttech Shares pursuant to the terms and conditions of this Agreement as set forth below.


THIS AGREEMENT WITNESSES THAT in consideration of the premises, mutual covenants, agreements, representations and warranties contained herein, the parties hereto covenant and agree as follows:

                                    Article 1
                                 INTERPRETATION

1.1 Definitions: In this Agreement, including the recitals hereto, the following expressions will have the following respective meanings:

"Agreement" means this agreement and all amendments made hereto by written agreement of all of the Parties.

"Arbitration"  means  the  process of dispute resolution described in Article 9.

"Business Day' means a day on which banks are generally open for business in the city of Vancouver, British Columbia.

"Closing" means the completion of the purchase and sale of the Alttech Shares contemplated by this Agreement.

"Closing Date" means May 16th, 2000 or such other date as the parties may agree to in writing.

"Defaulting  Part"  has  the  meaning  ascribed  to  it  in  Section  11.1.

"Exchange"  means  the  OTC:BB

"GAAP" means generally accepted accounting principals and practices in the United States.

"Information"  has  the  meaning  ascribed  to  it  in  Section  8.1.

"Alttech"  means  Alttech  Ventures  Corporation,  a  British  Columbia company.

"Alttech Asset" means all assets, contracts, equipment, goodwill and inventory of Alttech, and includes all tangible things and intangible things owned by Alttech as at the date of this Agreement, as more particularly described to in Schedule "C" attached to and forming a material part of this Agreement.


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
"Alttech Share," means all of the issued and outstanding shares in the capital of Alttech (including unissued shares which will be issued prior to the Closing
Date) set out in Section 2.1 below and Schedule "A" and Schedule "B" attached hereto, which Alttech Shares are being acquired by Lexus pursuant to the terms of this Agreement.

"Alttech Member" means all Persons owning Alttech Common and Class "A" Shares, as set forth and detailed in Schedule "A" and Schedule "B" of this Agreement.

"Alttech Shares Outstanding" means all shares issued or allotted by Alttech to Alttech Members.

"Alttech Stock Option" means those stock options which have been issued to Alttech Optionees.

"Non-Defaulting  Party"  has  the  meaning  ascribed  to  it  in  Section  11.1.

"Party", "party", or "party hereto" and similar expressions means a signatory to this Agreement unless the context otherwise requires.

"Person" means an individual, partnership, corporation, or other business or legal entity or any duly constituted government or any minister, department, commissioner, board, bureau, authority, instrumentality, or court or the like of any such government.
"Purchase  Price"  has  the  meaning  ascribed  to  it  in  Section  2.3.

"Regulation" means any and all enactments, statues, rules, regulations, standards, orders, bylaws, codes, decisions, directives, permits, licences, authorizations or consents of any governmental or regulatory authority and all decisions, orders, awards, judgments, decrees, and directions of courts and quasi judicial bodies of competent jurisdiction, in force from time to time.

"Lexus"  means  Lexus  Capital  Corporation,  a  Nevada  company.

"Lexus Shares" means the aggregate of 4,142,425 common shares in the capital stock of Lexus that will be issued to the Alttech Members in the consideration for the purchase by Lexus from the Alttech Members of the Alttech Shares pursuant to the terms of this Agreement.

"Time of Closing" means 02:00pm (Pacific Standard Time) on the Closing Date or such other time as the parties may agree to in writing.

1.2 Headings, Etc. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.


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
1.3 Day Not a Business Day. In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action will be required to be taken on a Business Day which is the requisite time on the next succeeding day that is a Business Day.

1.4 Currency. All references to currency herein will be to the lawful money of the United States of America, unless otherwise specifically noted herein.

1.5 Application of Generally Accepted Accounting Principals. Except to the extent inconsistent herewith, or as otherwise agreed to in writing by the parties, GAAP will be adhered to and applied in respect of all financial and accounting matters herein. No change will be made in the application of GAAP if such change could have any affect on any calculation contemplated by this Agreement, unless otherwise agreed between the parties. In the event of a change in the application of GAAP, such change will not be applied retroactively unless required by GAAP.

1.6 Expanded Meanings. Unless the context otherwise necessarily requires, the following provisions will govern the interpretation of this Agreement:

(a) words importing the singular number only will include the plural and vice versa, and words importing the use of any gender will include all genders;

(b) the term "in writing or "written" include printing, typewriting, or any electronic means of communication by which words are capable of being visually reproduced at a distant point or reception, including by telecopier or like devices;

(c) references to any agreement or instrument, including this Agreement will be deemed to be references to the agreement or instrument as varied, amended, modified, supplemented, or replaced from time to time in writing and any specific references to any enactment, regulation, order, ruling, or decision, will be deemed to be references to such enactment, regulation, order, ruling, or decision as the same may be re-enacted, varied, amended, modified, supplemented, or replaced from time to time; and

(d) "this Agreement, "the Agreement", "hereto", "herein", "hereby, "hereunder", "hereof, and similar expressions refer to this Agreement and includes each schedule attached hereto, and not to any particular Article, Section, Subsection, Clause, or other subdivision or portion hereof and include each and every instrument amending or supplementing this Agreement.

1.7 Schedules. The following Schedules attached hereto are incorporated by reference and deemed to be part of this Agreement:

     Schedule  "A"     -  the Alttech Members and Shareholdings of Common Shares
     Schedule  "B"     -  the  Alttech  Members  and  Shareholdings of Class "A"
                          Shares


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
     Schedule  "C"     -  the  Alttech  Assets
     Schedule  "D"     -  Audited Financial Statements of Alttech as at December
                          31st, 1999
     Schedule  "E"     -  Material  Contracts  of  Lexus
     Schedule  "F"     -  Material  Contracts  of  Alttech

                                    Article 2
                                 PURCHASE PRICE

2.1 Purchase & Sale. Subject to the terms and conditions contained in this Agreement, the Alttech Members agree to sell to Lexus and Lexus agrees to purchase from the Alttech Members on the Closing date all (but not less than all) of the Alttech Shares.

2.2 No Obligation. Lexus will have no obligation to purchase any of the Alttech Shares unless all of the Alttech Shares have been delivered by the Alttech Members for purchase by Lexus in accordance with the terms of this Agreement.

2.3 Purchase Price. The purchase price payable (the "Purchase Price") for the Alttech Shares will be the issuance of an aggregate 4,142,425 Lexus Shares, which Lexus Shares will be issued to the individual Alttech Members and Alttech Subscribers proportionate to their shareholdings in Alttech at the Closing Date, and in such number as are more particularly set out in Schedule "A" and Schedule "B" attached hereto and forming a material part of this Agreement.

2.4 Payment of Purchase Price. The parties agree that the Purchase Price will be paid to Alttech Members on the Closing Date.

2.5 Hold Periods. The Lexus Shares will be issued to the Alttech Members pursuant to exemptions under applicable securities legislation and will be subject to such hold periods as are prescribed thereunder and the share certificates evidencing the Lexus Shares will be legended in accordance with applicable securities legislation.

2.6 Escrow Agreement. The Alttech Members acknowledge that the Lexus Shares will be issued to the Alttech Members not subject to an escrow provision, however Alttech Members hereby acknowledge and agree to execute any and all agreements or documents that may be required by any stock exchange with respect to the escrowing of the Lexus Shares should such an agreement or document be required by such exchange.

                                    Article 3
                                REPAYMENT OF LOAN

3.1 Repayment of Loan. Alttech agrees that on the Closing Date it will repay or cause to be repaid to 527049 B.C. Ltd, of 101-1635 136th Street, White Rock, B.C., V4A 4E3, funds advanced to Alttech in the amount of $100,000 (USD) and $50,000 (CDN) which will be repaid together with interest thereon at an annual rate of 6.75 percent, compounded monthly from the date of advance to the date of payment.

                                    Article 4
                    REPRESENTATIONS AND WARRANTIES OF ALTTECH

4.1 Alttech's Representations and Warranties. Alttech and the Alttech Members, as applicable, represents and warrants to Lexus, as at the date of this Agreement and as at the Time of Closing, as follows, and Alttech and the Alttech Members acknowledge and confirm that Lexus is relying on such representations and warranties in connection with the purchase by Lexus of the Alttech Shares and the completion by Lexus of the transactions contemplated by this Agreement:

(a) Incorporation. Alttech is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and in good standing with respect to all statutory filings required by the applicable corporate laws.

(b) Qualified to do Business. Alttech has the requisite power and authority to own or lease its property and assets and to carry on its business as now being conducted by it and is duly registered, licensed, or otherwise qualified under all Regulations applicable to it to do business in each jurisdiction in which the nature of its business or the property owned or leased by it makes such qualification necessary.

(c) Power and Authority - Alttech. Alttech has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(d) Power and Authority - Alttech Members. Each of the Alttech Members has the power and mental capacity to enter into this Agreement and to perform each of its obligations as herein contemplated.

(e) Execution and Delivery. The execution and delivery of this Agreement and the performance by Alttech of all of its obligations hereunder has been duly authorized by all necessary corporate action required to be taken by it or on its behalf, and subject to the approval of the shareholders of Lexus, no consents, approvals, waivers, or authorizations are required to be obtained by it to authorize or complete the transactions contemplated herein, other than obtaining the consent of the Alttech Members and the Board of Directors of Alttech to the transfer of Alttech Shares, as provided herein.

(f) Enforceability. This Agreement will, upon execution and delivery by Alttech and the Alttech Members, constitute a legal, valid, and binding obligation of each of the Alttech Members and Alttech, enforceable against them in accordance with the terms of this Agreement, except as enforcement may be limited by laws of general application affecting the rights of creditors.

(g) No Dissolution, Winding-Up or Bankruptcy. No proceedings are pending for and neither Alttech nor any of the Alttech Members are aware of any basis for the institution of any proceedings leading to the dissolution or winding-up of Alttech, the placing of Alttech in bankruptcy, or of Alttech being subject to any other laws governing the affairs of insolvent companies.

(h) No Conflict. The execution and delivery of this Agreement and the performance by Alttech and the Alttech Members of all of their obligations hereunder do not and will not:

(i) conflict with, result in the breach of or violate any of the terms, conditions, or provisions of the constating documents of Alttech;

(ii) conflict with, result in a breach of or violate any of the terms, conditions, or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Alttech is subject, or constitute or result in a default under any agreement, contract, or commitment to which Alttech is a party;

(iii) give to any party the right of termination, cancellation, or acceleration in or with respect to any agreement, contract, commitment, to which it is a party; or

(iv) give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, hoard or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control, or authority issued to it which is necessary or desirable in connection with the conduct and operations of its respective business and the ownership or leasing of its respective business assets.

(i) Authorized Capital. The authorized capital of Alttech at the Closing Date will consist of 200,000,000 shares, comprising 100,000,000 common shares without par value, and 100,000,000 Class A common shares without par value.

(j) Fully Diluted Share Capital. At the Closing Date, the outstanding capital of Alttech will be as set out in Schedule "A" and Schedule "B" hereto.

(k) Options. At the Time of Closing, no Person will have any written or oral agreement, option, understanding, or commitment to any right or privilege capable of becoming an agreement or option for the purchase of any common shares of Alttech other than Lexus.

(l) Ownership of Alttech Shares. Each of the Alttech Members is, or will at the Closing Date be, the legal and beneficial owners of the Alttech Common Shares as set out opposite each of their names in Schedule "A", attached hereto, and each of the Alttech Members will at the Closing Date have legal claim and beneficial ownership claim to the Alttech Class "A" Shares as set opposite each of their names in Schedule "B", attached hereto with good and marketable title thereto, and the Alttech Shares have been or will be duly subscribed to and issued at the Closing Date, and will be outstanding as fully paid and non-assessable, and all of the Alttech shares are free and clear of liens, charges, encumbrances, pledges, mortgages, hypothecations and adverse claims, of any and all nature whatsoever, including without limitation options, pre-emptive rights and other rights of acquisition in favor of any Person whether conditional or absolute.

(m) Shareholders Loans. At the Time of Closing, there will be no outstanding Shareholders Loans in Alttech which exceed $10,000 (CDN) in the aggregate.

(n) No Adverse Change. Alttech is not in violation of or in default with respect to, and no event has occurred which, with the lapse of time or action by any Person, might reasonably be expected to result in the violation of or a default with respect to, any indenture, contract, agreement, lease or other instrument to which it is a party or by which it is bound and which individually or in the aggregate might reasonably be expected to result in a material adverse change, financial or otherwise, in its business, financial condition, assets, properties, liabilities or operations.

(o) Title. Alttech holds good, marketable and unencumbered title to all of its right, title and interest in and to the Alttech Assets which are capable of ownership.

(p) Financial Position. The audited financial statements for Alttech, dated December 31st, 1999, attached hereto as Schedule "D", where prepared in accordance with GAAP applied consistently and present fairly the financial position and results of the operations of Alttech as at the dates indicated and for the periods indicated, and no material adverse change in such financial position or such results has occurred since, other than those incurred in the normal course of business.

(q) No Litigation. There are no claims, actions, suits, judgments, litigation or proceedings threatened, pending, or existing as against or affecting Alttech of any of its respective directors or officers involving any of the Alttech Assets nor does Alttech nor the Alttech Members know of or have reasonable grounds to know of any basis for any such claim, actions, suits, judgments, litigation, or proceedings except as may be disclosed to Lexus prior to the Closing Date.

(r) Right to Use, Exploit, and Deal. Alttech has the right to use, exploit, and deal with the Alttech Assets.

(s) Full Disclosure. The representations, warranties, and statements of fact contained herein or otherwise furnished by or on behalf of Alttech or the Alttech Members to Lexus do not omit to state any material fact necessary to make any such statement or representation not misleading to Lexus.

                                    Article 5
                     REPRESENTATIONS AND WARRANTIES OF LEXUS

5.1 Lexus' Representations and Warranties. Lexus represents and warrants to Alttech and the Alttech Members, as at the date of this Agreement and as at the Time of Closing, as follows and Lexus acknowledges and confirms that Alttech and the Alttech Members are relying on such representations and warranties in connection with the sale by them of the Alttech Shares:

(a) Incorporation. Lexus is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation of its incorporation, is in good standing with respect to the filing of annual reports, unless otherwise disclosed by management.

(b) Reporting Issuer. Lexus is not a reporting issuer and is not in default under the Securities Act (United States).

(c) Power and Authority. Lexus has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, unless otherwise disclosed by management.

(d) Qualified to do Business. Lexus has the requisite power and authority to own or lease its property and assets and to carry on its business as now being conducted by it and is duly registered, licensed or otherwise qualified under all Regulations applicable to it to do business in each jurisdiction in which the nature of its business or the property owned or leased by it makes such qualification necessary.

(e) Execution and Delivery. The execution and delivery of this Agreement and the performance by Lexus of all of its obligations hereunder has been duly authorized by all necessary corporate action required to be taken or by or on behalf of Lexus, and subject to the approval of the shareholders of Lexus, no consents, approvals, waivers, or authorizations are required to be obtained by it to authorize or complete the transactions contemplated herein, unless otherwise disclosed by management.

(f) Constating Documents. Lexus' constating documents are in the form contained in Lexus' minute books and on file with the Registrar of Companies in the State of Nevada and no modifications or alterations have been proposed or approved by the shareholders of Lexus.


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
(g) Minute Books. The corporate records and minute books of Lexus, which are complete and accurate in an material respects, of all proceedings and resolutions of the directors and shareholders of Lexus since the incorporation of Lexus and the register of directors, register of debentures and debentureholders, and register of indebtedness of Lexus are complete and accurate, unless otherwise disclosed by management.

(h) Enforceability. This Agreement will, upon execution and delivery by Lexus constitute a legal, valid, and binding obligation of Lexus enforceable against it in accordance with the terms of this Agreement.

(i) No Conflict. The execution and delivery of this Agreement and the performance by Lexus of all of its obligations hereunder do not and will not:

(i) conflict with, result in the breach of or violate any of the terms, conditions, or provisions of the constating documents of Lexus;

(ii) conflict with, result in a breach of or violate any of the terms, conditions, or provisions of any law, judgment, order, injunction, decree, regulation, or ruling of any court or governmental authority, domestic or foreign, to which Lexus is subject, or constitute or result in a default under any agreement, contract, or commitment to which Lexus is a party;

(iii) give to any party the right of termination, cancellation, or acceleration in or with respect to any agreement, contract, or commitment to which it is a party; or

(iv) give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under, any permit, license, control, or authority issued to it which is necessary or desirable in connection with the conduct and operations of its respective business and the ownerships or leasing of its respective business assets.

(j) Authorized Capital. The authorized capital of Lexus consists of 200,000,000 common shares with a par value of $0.001.

(k) Fully Diluted Share Capital. Immediately prior to the Time of Closing, the issued and outstanding shares of Lexus will not be greater than 3,000,000 common shares.

(l) Options and Rights. At the Time of Closing, no Person will have any written or oral agreement, option, understanding, or commitment or any right or privilege capable of becoming an agreement or option for the purchase of any common shares of Lexus, other than the Alttech Members. The parties acknowledge that immediately following the Time of Closing, it is intended that the then incumbent board of directors of Lexus will do all things necessary to create a stock option plan, subject to shareholder approval.

(m) Issuance of Lexus Shares. The Lexus Shares will, at Closing, be duly and validly created, authorized, allotted, and issued as fully paid and non-assessable.

(n) No Dissolution, Winding-Up, or Bankruptcy. No proceedings are pending for and Lexus is not aware of any basis for the institution of any proceedings leading to the dissolution or winding up of Lexus, the placing of Lexus in bankruptcy, or of Lexus being subject to any other laws governing the affairs of insolvent companies.

(o) No Third Party Debts, Liabilities, Etc. Lexus is not liable for the debts, liabilities, or other obligations of any third party, whether by way of guarantee, indemnity, or other contingent or indirect obligation.

(p) No Undisclosed Liabilities. At the Time of Closing, there will be no liabilities (contingent, accruing, or otherwise) of Lexus, other than those set out in Schedule "E" which shall not exceed $1.1 million, and debts incurred in the ordinary course of business or in relation to completion of the transactions contemplated herein.

(q) Material Contracts. Unless otherwise disclosed by management, other than the material contracts listed in Schedule "E" attached hereto and forming a material part of this Agreement, there are no agreements of Lexus which:

(i) commit to capital expenditures or involve liabilities in excess of $5,000; or

(ii) are in any way otherwise than in the ordinary and normal course of business.

(s) No Litigation. There are no claims, actions, suits, judgments, litigation, or proceedings threatened, pending, or existing as against or affecting Lexus or any of its respective directors or officers or involving any of its properties or assets, nor does Lexus know of or have reasonable grounds to know of any basis for such claims, actions, suits, judgments, litigation or proceedings, other than those claims resulting from material contracts listed in full and attached as Schedule "E" hereto.

(t) Full Disclosure. The representations, warranties, and statements of fact contained herein or otherwise furnished by or on behalf of Lexus to Alttech and Alttech Members do not omit to state any material fact necessary to make any such statement or representation not misleading to Alttech or Alttech Members, unless otherwise disclosed by management.

                                    Article 6
                              CONDITIONS TO CLOSING

6.1 For the Benefit of Lexus. The obligations of Lexus to complete the purchase of the Alttech Shares are subject to and conditional upon the fulfillment at or prior to the Time of Closing of each of the following conditions, which are for the exclusive benefit of Lexus:

(a) Representations and Warranties. The representations and warranties in favor of Lexus contained in this Agreement will be true and correct at the Time of Closing with the same force and effect as if they were made or given at such time;

(b) Due Diligence Investigations. Lexus will be reasonably satisfied with a financial and business due diligence review of Alttech, such due diligence investigation to be completed on or before April 27, 2000;

(c) Cancellation of Options. All Alttech Stock Options outstanding as at the date of this Agreement, will be cancelled on or before Closing without being executed.

(d) Shares Outstanding. All Alttech Members will have executed the transfer of those Share Certificates bearing their names and number of shares to Lexus.

(e) Directors and Officers Contracts. All Directors and Officers, current and future, of Alttech, will have executed Non-Competition and Non-Circumvention agreements.

(f) Full Closing Performance. The Alttech Members and Alttech will have performed or fulfilled all of their obligations which by the terms of this Agreement are required to have been performed at or prior to the Time of Closing.

6.2.     For  the Benefit of Alttech and the Alttech Members. The obligations of
Alttech and the Alttech Members to complete the sale of the Alttech Shares are subject to and conditional upon the fulfillment at or prior to the Time of Closing of each of the following conditions, which are for the exclusive benefit of Alttech and the Alttech Members:

(a) Representations and Warranties. The representations and warranties in favor of Alttech and Alttech Members contained in this Agreement will be true and correct at the Time of Closing with the same force and effect as if they were made or given at such time;

(b) Due Diligence Investigations. Alttech and Alttech Members will be reasonably satisfied with a financial and business due diligence review of Lexus, such due diligence investigation to be completed on or before April 27, 2000;

(c) Capital. Lexus will have received funds, net to treasury, of not less than an amount equivalent to $1,000,000 USD.

(d) Full Closing Performance. Lexus will have performed or fulfilled all of its obligations which by the terms of this Agreement are required to have been performed or fulfilled at or prior to the Time of Closing.

6.3 Examination of Business for Due Diligence. With respect to the due diligence required to be completed prior to Closing, pursuant to Sections 6.1.(b), and 6.2.(b), above, at all reasonable times during ordinary business hours up to the Time of Closing, Lexus and Alttech will:

(a) permit the other, and each will permit, Lexus and Alttech to examine and inspect, in organized form, and to take extracts from, their respective books, records, accounts, data systems, and files; and

(b) furnish the other and Lexus and Alttech, as required, with such information relating to their respective affairs, businesses, prospects, operations, conditions and assets, as may be reasonably requested from time to time and as they respectively have access to or control over. The rights under this section will be extended to the respective representatives and professional advisors of Lexus and Alttech,

                                    Article 7
                              CLOSING ARRANGEMENTS

7.1     Conveyance  of  Alttech  Shares.  Subject  to Section 7.3 at the Time of
Closing, Alttech and Alttech Members will do all things required in order to deliver good and marketable title to the Alttech Shares to Lexus free and clear of all liens, interests, claims or other encumbrances of any nature or kind whatsoever, including without limitation the delivery of all governmental releases, transfers, assignments, conveyances, approvals, or declarations as may be reasonably required.

7.2 Closing Obligations of Lexus. At the Closing, Lexus will deliver or cause to have delivered to Alttech and the Alttech Members, the following documents in a form satisfactory to Alttech:

(a)     this  Agreement  duly  executed  by  Lexus;

(b) a copy of the resolutions of the directors and/or shareholders of Lexus approving this Agreement, the allotment and issuance of the Lexus Shares, and the creation of a stock option plan;

(c) a resolution or series of resolutions of the directors of Lexus evidencing the removal or resignation of each of the current directors of Lexus other than Albert Klychak and all of the officers of Lexus, and the appointment or election of up to seven directors of Lexus designated by Alttech at the Time of Closing;

(d) share certificates representing those Lexus Shares to be delivered to the Agent and Power of Attorney for Alttech Members, in accordance with the amounts set out in Schedule "A" and Schedule "B" attached hereto, duly and validly registered in the name of that Alttech Member;

(f) a letter from the Board of Lexus confirming that the conditions to closing for the benefit of Alttech and the Alttech Members provided for in
Section 6.2 of this Agreement are completed, and that unless otherwise disclosed by management:

(i) Lexus is a company duly incorporated under the laws of its jurisdiction of incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(ii) the number of authorized and issued shares in the capital of Lexus (relying on a certificate of the registrar and transfer agent of Lexus as to the number of securities issued) are as warranted by Lexus assessable;

(iii) all necessary steps and corporate proceedings have been taken by Lexus in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated herein;

(iv) the due issuance of the Lexus Shares as fully paid and non-assessable and having been issued in accordance with an applicable registration and prospectus exemption available under the Securities Act (United States of America);

(v) based on actual knowledge and belief, such solicitors know of no claims, judgments, actions, suits, litigation, proceedings, or investigations, actual, pending, or threatened against Lexus which might materially affect Lexus or Lexus' Assets or which could result in any material liability to either Lexus or Lexus' Assets;

(vi) as to all other legal matters of a like nature pertaining to Lexus and Lexus Assets and to the transactions contemplated in this Agreement as Alttech, the Alttech Members, and Alttech's counsel may reasonably require; and

(vii) confirmation in a form acceptable to Alttech, acting reasonably, that Lexus has received and has funds in treasury of not less than $1,000,000; and

(h) all other documents as Alttech may reasonably request pursuant to the terms and conditions contained in this Agreement.

7.3 Closing Obligations of Alttech and Alttech Members. Subject to the terms and conditions of this Agreement, Alttech and the Alttech Members covenant and agree with Lexus that, at the Closing, they will deliver to Lexus:

(a)     this  Agreement,  duly  executed  by  Alttech  and  the Alttech Members;

(b) a copy of the resolutions of the directors and officers of Alttech, approving the transaction and all documents contemplated pursuant to this Agreement, and the transfer of the Alttech Shares from each of the Alttech Members;

(c) consents to act as a Director of Lexus from each of the Alttech nominees;

(d) certificates representing all of the Alttech Shares duly endorsed for transfer, indicating the transfer of those Alttech Shares from each of the Alttech Members to Lexus, or alternately stock transfer powers of attorney duly executed by the Alttech Members directing the transfer of the Alttech Shares to Lexus;

(e)     agreements  evidencing  the  cancellation  of  the  Alttech  Options;

(f) a letter from an officer of Alttech confirming that the conditions to closing for the benefit of Lexus provided for in Section 6.1 of this Agreement, are satisfied;

(g) an opinion from Alttech's counsel, dated as of the date of Closing, and addressed to Lexus and its counsel, in form and substance satisfactory to Lexus' counsel, acting reasonably, to the effect that:

(i) Alttech is a company duly incorporated under the laws of its respective jurisdiction of incorporation, is validly existing, and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(ii) the number of authorized and issued shares in the capital of Alttech are as warranted by Alttech, and all of such issued shares are duly authorized, validly issued, and outstanding as fully paid and non-assessable;

(iii) all necessary steps and corporate proceedings have been taken by Alttech and Alttech Members to permit the Alttech Shares to be duly and validly transferred to and registered in the name of Lexus at Closing;

(iv) based on actual knowledge and belief, such solicitors know of no claims, judgments, actions, suits, litigation, proceedings, or investigations, actual, pending, or threatened against Alttech, other than as may be specifically disclosed, which might materially affect either Alttech or Alttech's Assets or which could result in any material liability to either Alttech or Alttech's Assets; and

(v) as to all other legal matters of a like nature pertaining to Alttech and Alttech's Assets and to the transactions contemplated in this Agreement as Lexus and Lexus' counsel may reasonably require; and

(i) all other documents as Lexus has reasonably requested pursuant to the terms and conditions contained in this Agreement.

7.4 Closing Venue. The Closing will take place at the Time of Closing at the offices of Alttech, 888-1199 West Pender Street, British Columbia, or at such other place as may be agreed to by the parties.

7.5     Time  of  Closing.  The Time of Closing will be 2pm on the Closing Date.

7.6 Rights of the Alttech Members on Failure of Conditions. If any of the conditions for the exclusive benefit of Alttech and the Alttech Members, as set forth in Section 6.2 above, have not been fulfilled at or prior to the Time of Closing, the Alttech Members will be entitled by notice to Lexus to terminate their obligations hereunder effective as of the date of such notice.

7.7 Rights of Lexus on Failure of Conditions. If any of the conditions for the exclusive benefit of Lexus, as set forth in Section 6.1 above, have not been fulfilled at or prior to the Time of Closing, Lexus will be entitled by notice to Alttech and the Alttech Members, to terminate its obligations hereunder effective as of the date of such notice.

                                    Article 8
                                 NON-DISCLOSURE

8.1 Secrecy Arrangement. Subject to Sections 8.2 and 8.3 below, each party will not disclose any information relating to this Agreement or the Alttech Assets (collectively, the "Information") to any Person, other than another party, except for Information which:

(a)     is  or  becomes part of the public domain through no fault of any party;

(b) is received by such party from another Person who is not obligated to keep it secret and which Person did not acquire such Information directly or indirectly from any party;

(c) in the case of Alttech and the Alttech Members, Lexus has provided its prior written approval for such disclosure, such approval not to be unreasonably withheld; or

(d) in the case of Lexus, Alttech has provided its prior written approval for such disclosure, such approval not to be unreasonably withheld.

8.2 Permitted Disclosure. Any party to this Agreement may disclosure Information which:

(a) is required to be disclosed to governmental agencies, financial institutions, insurance companies, and other persons due to binding legal and/or regulatory requirements, or for the conduct of its business, if such Information is disclosed subject to an obligation of confidentiality or due to such legal and/or regulatory requirements;

(b)     is  required  by  Regulations  to  be  disclosed;  or

(c) it is required to be disclosed during the course of or in connection with any litigation, investigation, Arbitration or other proceeding based upon or in connection with the subject matter of this Agreement including without limitation, the failure of the transactions contemplated hereby to be consummated.

8.3 Public Announcements. Lexus and Alttech will consult with each other before any press release is issued or other public statement made with respect to this Agreement and the transactions contemplated herein and, except as may be required by law or Regulations, pursuant to any Securities Act in any jurisdiction, no such press release or public statement will be issued or made without the prior consent of the other, such consent not to be unreasonably withheld.

                                    Article 9
                                   ARBITRATION

9.1 Arbitration. Any dispute between the parties hereto arising out of or in connection with this Agreement which cannot be settled amicably will be transferred and settled finally by arbitration in accordance with the Commercial Arbitration Act (British Columbia) and such arbitration will be held in Vancouver, British Columbia.

                                   Article 10
                                  FORCE MAJEURE

10.1 Events. If any party is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour, shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that party , then the time limited for the performance by that party of its respective obligations will be extended by a period of time equal in length to the period of each such prevention or delay.

10.2 Notice. A party will, within seven calendar days, give notice to the other parties of each event of force majeure under Section 10.1 above, and upon cessation of such event will furnish the other parties with notice of that event together with particulars of the number of days by which the obligations of that party have been extended by virtue of such event of force majeure and all preceding events of force majeure.

                                   Article 11
                             DEFAULT AND TERMINATION

11.1 Default. The parties agree that if any party is in default with respect to any of the provisions of this Agreement (the "Defaulting Party"), the non-defaulting parties (collectively, the "Non-Defaulting Parties") will give notice to the Defaulting party designating such default, and within 10 calendar days after its receipt of such notice, the Defaulting party will either:

(a) cure such default or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b) give the Non-Defaulting Parties notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

11.1 Arbitration. If arbitration is sought, a party will not be deemed in default until the matter has been determined finally by appropriate arbitration under the provisions of Article 9.

11.2     Curing  the  Default.  If:

(a) the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b)     arbitration  is  not  so  sought;  or

(c) the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five (5) calendar days after the rendering of the arbitration aware the Non-Defaulting Parties may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement.

                                   Article 12
                                     NOTICES

12.1 Notices. All notices, reports or other communication required or permitted to be given by this Agreement must be in writing and will be sent by double-registered mail to the addresses specified below:

     (a)     if  to  Alttech:

     888  -1199  West  Pender  Street
     Vancouver,  British  Columbia
     V6E  2R1
     Attention:  Andrea  Taggart

     (b)     if  to  Lexus:

     Unit  18  -  3033  King  George  Highway
     Surrey,  British  Columbia
     V4P  1138
     Attention:  Albert  Klychak

     (c)     if  to  the  Alttech  Members

     888  -1199  West  Pender  Street
     Vancouver,  British  Columbia
     V6E  2R1
     Attention:  c/o  Andrea  Taggart

Any notice or any other documents required to be delivered under this Agreement will be deemed to have been given and received, on the day on which it was delivered. A party may change its address for notices by delivering a notice setting forth the new address in accordance with the provisions of this Agreement.

                                   Article 13
                               GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement constitutes the entire agreement to date between the parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the transactions contemplated herein.

13.2 Further Assurances. A party will, upon request of another party, execute and deliver or cause to be executed and delivered all such documents, deeds and other instruments of further assurance and do or cause to be done all such acts and things as may be reasonably necessary or advisable to implement and give full effect to the provisions of this Agreement.

13.3 Enurement. This Agreement will enure to the benefit of and will be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

13.4     Time  of  Essence.  Time  will  be  of  the  essence of this Agreement.

13.5 Survival of Terms. This entire Agreement, including, without limiting the generality of the foregoing, all covenants, agreements, representations, warranties and indemnities contained in this Agreement will;

(d) survive the Closing and, notwithstanding the Closing or any documents delivered or investigations made in connection therewith, will continue in full force and effect for the benefit of Alttech, the Alttech Members and Lexus; and

(e) survive and continue in full force and effect notwithstanding any amalgamation, winding-up or dissolution or sale of shares of the Alttech Members, Alttech or Lexus, as the case may be.

13.6 Waiver. Each of the parties hereto will be entitled to waive fulfillment or performance with any of the terms and conditions for its exclusive benefit, in whole or in part, without prejudice to any right of termination it may have in the event of non- performance or non-fulfillment of any other such term or condition, and without prejudice to its right to claim damages with respect to breaches, non-compliance or non-fulfillment of any other term or condition, provided that every such waiver will be in writing and provided further that any waiver by any party of any violation of, breach of or default under any provision of this Agreement by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

13.7 Expenses. Except as herein otherwise expressly provided, each party will bear its own costs incurred in connection with the completion of the transactions contemplated herein.

13.8 Amendments. This Agreement will not be varied, modified, amended, supplemented or replaced except by a written agreement executed by all parties.

13.9 Severability. If anyone or more of the provisions or parts contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts contained herein will be and will be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(f) the validity, legality or enforceability or such remaining provisions or parts of this Agreement will not in any way be affected or impaired by the severance of the provisions or parts so severed; and

(g) the invalidity, illegality or unenforceability of any provision or any part contained in this Agreement in any jurisdiction will not effect or impair such provision or part or any other provisions of this Agreement in any other jurisdiction.

13.10 Conflicts. In the event a conflict arises between any provision of this Agreement and any provision of any other documents or agreements between the parties relating to the Alttech Shares, the provision of this Agreement will govern.

13.11 Laws of British Columbia This Agreement will be deemed to have been made and will be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable herein. Each of the patties hereby irrevocably atoms to the jurisdiction of the Courts of British Columbia.

13.12 No Partnership or Agency. The parties have not created a partnership and nothing contained in this Agreement will in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party will have any authority to act for, or to assume any obligations or responsibility on behalf of any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided,

13.13 Counterpart Execution. This Agreement may be executed in as many counterparts as may be necessary, each of which so signed will be deemed to be an original (and each signed copy sent by electronic facsimile transmission will be deemed to be an original) and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as set forth herein,

     IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

ALTTECH  VENTURES  CORPORATION


Per:
     /s/  Andrea L. Taggart
    -----------------------------
         Andrea L. Taggart


LEXUS  CAPITAL  INC,

Per.
     /s/
    -----------------------------
     Authorized  Signatory

EILEEN MACQUEEN for herself and in her Capacity as Agent and Attorney-in-Fact for each of the ALLTECH MEMBERS:


     /s/  Eileen  MacQueen
    -----------------------------
          Eileen  MacQueen